Consent of Independent Certified Public Accountants


     We have issued our report dated May 28, 1998, accompanying the financial statements of KLUR, KQXC, KYYI Radio contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                JOHNSON, MILLER & CO.

Odessa, Texas
December 4, 1998